Exhibit 10.1
Dated 14 September 2021
(1) ENSCO GLOBAL RESOURCES LIMITED
(2) DR. THOMAS PETER HORLICK BURKE
and
(3)    VALARIS LIMITED
Without Prejudice
Subject to Contract

SETTLEMENT AGREEMENT

CONTENTS
Clause    Subject Matter    Page

SETTLEMENT AGREEMENT
THIS DEED (the “Agreement”) is made on 14 September 2021
AMONG:
(1)    ENSCO GLOBAL RESOURCES LIMITED, (No. 07098531) whose registered office is at Cannon Place, 78 Cannon Street, London, England, EC4N 6AF (“Ensco UK”);
(2)    DR. THOMAS PETER HORLICK BURKE, (the “Executive”); and
(3)    VALARIS LIMITED, a Bermuda exempted company (“Valaris”, and together with its subsidiaries, the “Company”).
RECITALS
(A)    The Executive has been employed by the Company under the terms of an Employment Agreement (“Employment Agreement”), initially dated as of the October 7, 2018 and amended and restated as of the date of approval of the plan of reorganization of Valaris plc and its affiliates, made by and among Rowan Companies, Inc., a Delaware corporation (“RCI”), Ensco UK, and, solely for the purposes of guaranteeing the payments and obligations under the Employment Agreement, Valaris.
(B)    Valaris is entering into this Agreement for itself and as agent for and trustee of all its Group Companies and is duly authorised on their behalf. The parties intend that each Group Company should be able to enforce in its own right the terms of this Agreement which expressly or impliedly confer a benefit on that Company subject to and in accordance with the provisions of the Contracts (Right of Third Parties) Act 1999.
(C)    The Executive has received independent legal advice from the Adviser, a qualified lawyer as such term is defined in Section 203 of the Employment Rights Act 1996, as to the terms and effect of this Agreement and is aware that he has those potential claims against the Company which are listed and have been raised in clause 6.
THE PARTIES AGREE AS FOLLOWS:
1.DEFINITIONS
1.1In this Agreement capitalized terms shall, unless defined herein, have the meanings given to them in the Employment Agreement:
“Adviser” means Michèle Aubertin of Stephenson Harwood LLP.
“Group Company” and “Group Companies” shall mean Ensco UK and any group undertaking (as defined in Section 1161(5) of the Companies Act 2006 and supplemented by Section 1162 of the Companies Act 2006) or any associated body corporate (as defined in Section 256 of the Companies Act 2006) for the time being of Ensco UK.

“HMRC” means Her Majesty’s Revenue & Customs and, where relevant, any predecessor body which carried out part of its functions.
"Pension Scheme" means The Rowan Pension Plan.
"Post-Employment Notice Pay" has the meaning given in section 402D of the Income Tax (Earnings and Pensions) Act 2003.
“Termination Date” means September 15, 2021.
1.2The headings in this Agreement are inserted for convenience only and shall not affect its construction.
1.3A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.
1.4Unless the context otherwise requires, a reference to one gender includes a reference to other genders.
1.5Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.
1.6The schedules to this Agreement form part of (and are incorporated into) this Agreement.
2.TERMINATION OF EMPLOYMENT
2.1The Executive accepts and confirms the termination of his employment with the Company and any Group Companies with effect from the Termination Date save for clauses 6 (Non-solicitation; Unfair Competition; and Non-disparagement), 7 (Nondisclosure of Proprietary Information) and 8 (Inventions) of the Employment Agreement which are intended to, and which the Executive agrees do, survive termination.
2.2The Executive shall be entitled to receive:
(a)his salary up to and including the Termination Date in the normal way;
(b)pay in lieu of any accrued but unused holiday (vacation/paid time off) entitlement as of the Termination Date;
(c)any outstanding, unreimbursed business expenses owed to Executive in accordance with Company policy; and
(d)any amount accrued and arising from Executive’s participation in, or benefits accrued under any Company Arrangements (including, without limitation, any retirement plan, supplemental executive retirement plan, or Pension Scheme of the Group Companies), which amounts shall be payable in accordance with the terms and conditions of such Company Arrangements.

2.3All of the sums referred to in this clause 2 will be subject to the normal PAYE deductions.
3.OFFICES AND DIRECTORSHIPS; ARO BOARD POSITION
3.1To the extent he has not already confirmed same, the Executive hereby resigns from his directorships and offices with the Company and from all other directorships and offices which he holds with any other Group Companies (including, without limitation, as a member of the Board and as President and Chief Executive Officer of Valaris) in each case with effect from the end of the day on September 2, 2021, and shall execute such further documents and do such further things (at the cost of the Company) as may in the opinion of the Company be necessary in order to give full effect to clause 3.1.
3.2Notwithstanding the foregoing, the Executive shall continue to serve on the board of managers (the “ARO Board”) of Saudi Aramco Rowan Offshore Drilling Company (“ARO”), subject to the Executive’s right to resign such position on 30 days’ advance notice and Valaris’ right to replace or remove the Executive from the ARO Board at any time in its sole discretion. For the avoidance of doubt, service on the ARO Board will entail the Executive’s attendance at any ARO Board meetings, the Executive’s attendance at any ARO committee meetings, the Executive’s participation in ARO-related calls and discussions and, as and to the extent directed by Valaris’ Chief Executive Officer, mentorship of ARO’s Chief Executive Officer. Following the Termination Date (i) the Executive’s service on the ARO Board shall be in a non-employee, independent contractor capacity and (ii) Valaris shall pay the Executive an annual retainer of U.S. $150,000 for such service (the “ARO Retainer”). The ARO Retainer shall be paid quarterly, in arrears and pro-rated for any partial quarters of service. Valaris shall also reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties on the ARO Board to the extent not otherwise required to be reimbursed by ARO. Executive will be provided indemnification and protection by ARO in connection with his association with ARO as provided in ARO’s governing documents. To the extent not otherwise provided pursuant to the Amended and Restated Articles of Association of ARO, the Shareholders’ Agreement dated 21 November 2016 between Saudi Aramco Development Company and Rowan Rex Limited, as amended, and any other ARO governing document or agreement with the Executive, each as may be amended from time to time, to the fullest extent permitted by law, the Company will defend and indemnify, and otherwise hold Executive harmless, from and against any claims or liabilities arising out of or relating to Executive’s service on the ARO Board except to the extent arising out of the Executive’s fraud, dishonesty, gross negligence, willful misconduct, breach of duty, breach of trust or actions or omissions taken in bad faith. Executive’s association with and activities related to ARO pursuant to this Section 3.2 will not be considered prohibited competition in breach of any restrictive covenants set forth in this Agreement, incorporated herein by reference, or otherwise applicable to the Executive.

4.TERMINATION PAYMENTS AND BENEFITS
4.1By way of compensation for loss of office and the termination of the Executive’s employment and without admission of liability (and provided he has previously returned to the Company a copy of this Agreement executed by him and the letter in schedule 1 signed by the Adviser and further provided he satisfies the provisions of this Agreement), the Company shall pay or provide the Executive with the following in accordance with Section 4(b) of the Employment Agreement:
(a)an amount in cash equal to U.S. $1,710,000, per Section 4(b)(i) of the Employment Agreement, payable in a single lump sum on October 25, 2021;
(b)an amount in cash equal to U.S. $1,929,128, per Section 4(b)(ii) of the Employment Agreement, payable in a single lump sum on October 25, 2021;
(c)a pro-rated portion (based on the number of days between July 1, 2021 and the Termination Date) of the second half 2021 bonus award that the Executive would have earned had Executive remained employed through the end of the 2021 fiscal year, as determined by the Board of Directors of Valaris based upon actual performance for 2021 and paid at the same time annual bonuses are generally paid to the Company’s senior executives in early 2022, per Section 4(b)(iii) of the Employment Agreement;
(d)to the extent such continuation coverage is elected and maintained by the Executive pursuant to the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement for the excess of (i) the actual COBRA premium costs charged to the Executive for continued coverage under the employer-provided medical, dental and vision plans in which the Executive and his eligible dependents are enrolled immediately prior to the Termination Date less (ii) the cost to active employees for such coverages, for a period of up to twenty four (24) months following the Termination Date; provided, that if the continued coverage contemplated by this Section 4.1(d) would be discriminatory and would result in the imposition of excise taxes or other liabilities on the Company for failure to comply with any requirements of the U.S. Patient Protection and Affordable Care Act of 2010, as amended, and the U.S. Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), or other applicable law, the Company will provide Executive with a cash payment equal to the employer-portion of any COBRA premiums, inclusive of any taxes thereon, for the remainder of the up to twenty four (24) month period, per Section 4(b)(iv) of the Employment Agreement;
(e)to the extent that the Executive relocates from the U.K. to the United States within 30 days following the Termination Date, reimbursement of all reasonable relocation-related expenses to return the Executive to the United States (not including make-whole payments for any loss incurred on the sale of the Executive’s principal residence in the U.K.) in accordance with and as provided under the Company’s Expatriate Assignment Policy (the “Expatriate Policy”);

(f)any tax equalization and expatriate assignment benefits due to Executive in connection with employment outside the United States in accordance with the terms of the Expatriate Policy; and
(g)a contribution of up to £10,000 towards the legal fees incurred by the Executive in reaching this Agreement (including any disbursements), plus VAT, if applicable. This payment shall be made directly to the legal advisers following receipt of appropriate invoices addressed to the Executive in accordance with section 413A of the Income Tax (Earnings and Pensions) Act 2003.
4.2    Any payments made to the Executive pursuant to this Agreement shall be made by direct transfer to the bank account into which he ordinarily received his salary payments whilst employed by the Company. If the Executive should die before the termination payments or any other sums set out in this Agreement have been fully paid to him, then the Company agrees that it will make those payments to the Executive's estate and this Agreement can be enforced by his estate to enforce such payments.
4.3    The Company will make arrangements for the trustees or administrators of the Pension Scheme to write to the Executive separately regarding any benefits due to him from the Pension Scheme.
4.4    Executive is under no obligation to seek other employment and there shall be no offset against any amounts due to him from the Company pursuant to this Agreement or otherwise on account of any remuneration or benefits provided by any subsequent non-competitive employment he may obtain.
5.CONDITION PRECEDENT
The payments and benefits referred to in clause 4 above (the “Settlement”) shall be subject to clauses 6 and 7 below.
6.WAIVER OF CLAIMS
6.1The Executive agrees that he has carefully considered all the facts and circumstances relating to his offices and employment and their termination and accepts the Settlement and other terms of this Agreement in full and final settlement of:
(a)the following particular claims against the Company or any Group Company and its or their officers or employees (each of which is hereby intimated and waived):
(i)for breach of contract or wrongful dismissal;
(ii)for unfair dismissal, under section 111 of the Employment Rights Act 1996;
(iii)for unfair dismissal under section 103A of the Employment Rights Act 1996;
(iv)in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;

(v)in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998;
(vi)for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010,
(b)the following additional claims against the Company or any Group Company and its or their officers or employees (each of which is hereby intimated and waived):
(i)in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;
(ii)for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;
(iii)for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008;
(iv)in relation to parental rights and flexible working, under sections 80 and 80H of the Employment Rights Act 1996;
(v)for equal pay or equality of terms under sections 120 and 127 of the Equality Act 2010;
(vi)for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010;
(vii)for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010;
(viii)for direct or indirect discrimination, harassment or victimisation related to disability, perceived disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010;
(ix)for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010;
(x)for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010;

(xi)for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010;
(xii)for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;
(xiii)for less favourable treatment on the grounds of fixed-term status, under regulation 7 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;
(xiv)under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;
(xv)in relation to the right to be accompanied under section 11 of the Employment Relations Act 1999;
(xvi)in relation to personal injury, whether or not the Executive is aware or ought reasonably to be aware of such claims at the date of this agreement;
(xvii)for harassment under the Protection from Harassment Act 1997;
(xviii)for failure to comply with obligations under the Human Rights Act 1998;
(xix)for failure to comply with obligations under the Data Protection Act 2018 and applicable laws protecting personal data;
(xx)arising as a consequence of the United Kingdom’s membership of the European Union;
(xxi)for violation of any other federal, state, or municipal statute, including, but not limited to, Title VII of the U.S. Civil Rights Act of 1964; the U.S. Civil Rights Act of 1991; the U.S. Rehabilitation Act of 1973; the U.S. Americans with Disabilities Act of 1990; the U.S. Equal Pay Act; the Fair Credit Reporting Act; the U.S. Age Discrimination in Employment Act of 1967; the U.S. Older Workers Benefit Protection Act; the U.S. Employee Retirement Income Security Act of 1974; the U.S. Worker Adjustment and Retraining Notification Act; the U.S. Family and Medical Leave Act; and the U.S. Sarbanes-Oxley Act of 2002,
(c)any other rights of action whatsoever and howsoever arising (whether under common law, statute, European Union law or otherwise) whether in the United Kingdom or any other country or jurisdiction and whether contemplated or not which he has or may have against the Company or any Group Company or its or their employees or officers arising out of his employment or its termination or his past or present directorships or offices or their termination and he irrevocably waives any such claims or rights of action which he now has or may become aware of hereafter.
(d)For the avoidance of doubt and notwithstanding anything to the contrary contained herein, nothing herein will be deemed to release any rights or remedies in connection with (i) the Executive’s ownership of vested equity securities of Valaris or any of its affiliates, and (ii) the Executive’s rights under any directors & officers liability insurance policies then in effect, or to indemnification (including advancement of expenses) by Valaris or any of its affiliates pursuant to contract or applicable law (the “Retained Claims”). In addition, this waiver of claims does not release claims that cannot be released as a matter of law, including, but not limited to, the Executive’s right to file a charge with or participate in a charge by the U.S. Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that the Executive’s release of claims herein bars the Executive from recovering such monetary relief from the Company or any Group Company), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and the Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 3(c) or Section 4(b) of the Employment Agreement.
7.WARRANTIES
7.1The Executive warrants that:
7.1.1he has no claims against the Company, any Group Company or their employees or officers other than those raised in clause 6.1 (a), (b) and (c); and
7.1.2he is not guilty of any act or omission which would entitle the Company to summarily dismiss him without notice or compensation.
7.2The Executive acknowledges that the Company has relied on the warranties set out in this Agreement in entering into this Agreement and that the Company shall be released from any obligation to make any payment or provide any benefit to the Executive hereunder in the event that Executive is in material breach of all or any of these warranties.
8.TAX INDEMNITY
8.1The deductions for tax and other statutory deductions made from the Settlement by the Company are in accordance with the Company’s current understanding of the tax regime. However the Executive agrees to be responsible for the payment of any further tax and other statutory deductions (whether the same are payable in the United Kingdom or elsewhere) in respect of all and any part of the Settlement and to indemnify each and every Group Company (and to keep each and every Group Company indemnified on a continuing basis) against all and any liabilities to taxation or statutory deductions (including any interest, fines, penalties, surcharges, costs and expenses) which they may incur in respect of or by reason of all and any part of the Settlement.
8.2To the extent that the Company or any Group Company incurs any liability to tax in respect of any payment under this indemnity, the Executive shall pay such additional amounts to the Group Company as are required to ensure that the net amount received and retained by the Group Company (after tax) is equal to the full amount which would have been received and retained had no such liability to tax been incurred provided that this clause shall not confer any right on the Company or any Group Company to recover any sums to the extent that recovery of the same is prohibited by law.
8.3To the extent practicable, the Company shall give the Executive reasonable notice of any demand for tax which may lead to liabilities on him under the indemnity referred to in this clause 8 and shall provide the Executive with reasonable access to any documentation he may reasonably require to dispute such a claim.
8.4The parties agree that the Executive's Post-Employment Notice Pay will be zero (nil).
8.5    Tax Preparation Assistance. In accordance with Company policy, the Company shall pay all reasonable costs associated with the preparation of the Executive’s tax returns and the resolution of any tax disputes that may directly result from payments received in connection with the Executive’s employment with the Company and its subsidiaries in the United Kingdom, termination of employment, and service on the ARO Board as the Company’s designated representative, in the same manner and to the same extent that the Company provides this benefit to other executives of the Company. It is the Executive’s responsibility to file all required returns and provide any required documentation on a timely basis to comply with U.S. expatriate tax laws as well as the tax laws of the United Kingdom. The Company shall neither be responsible for nor reimburse the Executive for any penalties or interest assessed or incurred by the Executive resulting from or attributable to the Executive’s failure to timely file any return or timely provide any required information or documentation. Notwithstanding anything herein to the contrary, payment of third-party tax preparation services under this section will only apply with respect to taxes due on payments and other compensation the Executive has received and will receive from the Company and its subsidiaries, and will apply for: (A) any tax periods in which the Executive has received or will receive any such payments or compensation from the Company and its subsidiaries and (B) any tax periods in which the Executive is subject to taxation in the United Kingdom in respect of his employment with the Company and its subsidiaries, termination of employment, or service on the ARO Board as the Company’s designated representative. For the avoidance of doubt, except as expressly set forth in the Company’s expatriate assignment and tax equalization policy, the Executive shall be responsible for any taxes due on payments or benefits received from the Company and its subsidiaries and the Company shall not provide any tax gross-ups or tax equalization payments to the Executive.
9.COMPANY PROPERTY
9.1The Executive warrants that, except in connection with service on the ARO Board, (i) he has returned to the Company all documents (including copies), software, credit or charge cards and any other property belonging to any of the Group Companies (“Group Company Property”); (ii) he has not downloaded any information or software belonging to the Company or any Group Company; (iii) he has disclosed to the Company any passwords or computer access codes relevant to the business of the Company or any Group Company; and (iv) all correspondence or e-mails belonging to the Company and held on the Executive’s personal computer have been transferred to compact disc or similar media and returned to the Company and that any copies held on the personal computer are permanently deleted.
9.2The Executive undertakes to return to the Company forthwith any Group Company Property which may come into his possession or control in the future.
10.CONFIDENTIAL INFORMATION
10.1Without prejudice to the Executive’s common law and contractual obligations, and subject always to Clause 10.2 below, he hereby undertakes that he will not at any time use or disclose to any person, company, firm, individual or organisation (except with the agreement of the Company or as required by law) any trade secret or Confidential Information belonging or relating to the Company or any Group Company which he obtained during his employment with any such companies or the terms of this Agreement.
10.2The parties both acknowledge and understand that the purpose of this Agreement is not to prevent, discourage or improperly influence the reporting of matters that are properly disclosable to the courts, to other law enforcement bodies, or under regulatory law or under the Public Interest Disclosure Act 1998 and nothing in this Agreement will restrict the Executive’s right to disclose information on the terms of the settlement if required:
10.2.1by any order of any court of competent jurisdiction or any regulatory, judicial, governmental or similar body or taxation authority of competent jurisdiction;
10.2.2by any law or reporting requirement;
10.2.3in order to instruct legal or professional advisers provided that the Executive procures that any such adviser agrees to keep the information confidential;
10.2.4in order to disclose any matter that may reasonably be considered to be a criminal or professional or regulatory offence in the laws or regulations of any country, or to assist in the investigation of any such offence;
10.2.5in order to make a protected disclosure pursuant to the Public Interest Disclosure Act 1998 (as amended);

The Executive acknowledges and confirms that the Adviser has advised him concerning the meaning and effect of this clause 10 and clauses 14 and 16 below and the circumstances in which the Executive is free to use or disclose information in accordance with the provisions of this clause 10.2.
11.INDEPENDENT LEGAL ADVICE; ADEA WAIVER
11.1The Executive warrants that:
11.1.1he has received independent legal advice from a qualified lawyer acting in his or her professional capacity and who holds a current practising certificate, as to the terms and effect of this Agreement and, in particular, its effect on his ability to pursue his rights before an Employment Tribunal or court of competent jurisdiction in England and Wales;
11.1.2that there was in force, when that lawyer gave the advice referred to in this paragraph, a policy of insurance covering claims in respect of any loss which may arise in consequence of the advice, as required by section 203 of the Employment Rights Act 1996 and section 147 of the Equality Act 2010, and also that, that lawyer is an independent adviser for the purposes of section 147 of the Equality Act 2010; and
11.1.3he shall provide the Company with a letter in the form set out in schedule 1 signed by the Adviser.
11.2The Executive understands and acknowledges that the Executive is waiving and releasing any rights the Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. The Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Time of this Agreement. The Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which the Executive was already entitled. The Executive further understands and acknowledges that the Executive has been advised by this writing that: (a) the Executive should consult with an attorney prior to executing this Agreement; (b) the Executive has 21 days within which to consider this Agreement; (c) the Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired (the “Effective Time”); and (e) nothing in this Agreement prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event the Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, the Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

12.COMPLIANCE WITH LEGISLATION
The conditions regulating compromise contracts, compromise agreements and settlement agreements (as applicable) under section 147(3) of the Equality Act 2010, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 14 of the Employment Relations Act 1999, regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, paragraph 13 of the Schedule to the Occupational and Personal Pensions Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and section 58 of the Pensions Act 2008 are satisfied.
13.RESTRICTIVE COVENANTS
The Executive agrees that in consideration of the sum of £1,000 less such deductions the Company is required to make, the Executive shall continue to be bound by the obligations set out in clauses 6 (Non-solicitation; Unfair competition; and Non-disparagement), 7 (Nondisclosure of Proprietary Information) and 8 (Inventions) of the Employment Agreement as a separate and independent obligation of this Agreement and as if the terms of those clauses were set out for the first time herein.
14.FUTURE COOPERATION
14.1The Executive acknowledges that he possesses Confidential Information and agrees that he shall reasonably cooperate with the Company in order to effectuate a smooth and orderly transition of his knowledge, expertise and experience, including, without limitation, responding to the Company’s requests for information, identifying outstanding matters and the status thereof, and identifying and explaining the location of files and materials (including computer files) maintained by the Executive during his employment with the Company. Subject always to Clause 10.2 above, the Executive agrees to cooperate with and make himself readily available to the Company or its professional advisers, as the Company may request, to assist in any matter, including but not limited to giving truthful testimony in any litigation or potential litigation, over which the Executive may have knowledge, information or expertise and without requiring payment or compensation save for reimbursement of out of pocket expenses and to notify of any contact by any party or an advisor (or their insurer) to any party involved in any such dispute or Litigation. The Executive agrees that he will not counsel or assist any legal representatives, other advisors or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against the Company or any Group Company or its directors, officers, employees, partners or members, unless under a subpoena or other court order to do so, and then only to the extent required by law. The Executive further agrees as soon as is reasonably practicable and in any event within three working days of receipt to (a) notify the Company upon receipt of any court order, subpoena or legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement; and (b) furnish a copy of such subpoena or legal discovery device to the Company.

14.2The Company will pay the Executive for his assistance pursuant to clause 14.1 at a daily rate of US$3,000 plus VAT (if applicable) for each working day of assistance he provides. Eight hours will constitute a working day and any fee shall be rounded to the nearest half day worked. The Executive will render invoices to the Company in respect of fees payable pursuant to this clause and will show any applicable VAT separately on such invoices. No Group Company shall account to the Executive for any fee detailed in this clause save on receipt of such an invoice. The Company will pay the Executive within 28 days of receipt of such an invoice.
15.WITHOUT PREJUDICE STATUS
Once executed by both parties this Agreement will form an open and binding agreement notwithstanding the fact that the front sheet is marked “without prejudice” and “subject to contract”.
16.THIRD PARTIES RIGHTS
The Contracts (Rights of Third Parties) Act 1999 shall only apply to this Agreement in relation to the Company or any Group Company. No person other than the parties to this Agreement and any Group Company and the present and former directors, officers and employees of the Company or any Group Company shall have any rights under it and it will not be enforceable by any person other than those parties.
17.ENTIRE AGREEMENT
17.1The terms of this Agreement constitute the entire agreement between the parties in respect of the termination of the Executive’s employment and supersede any previous agreement between them linked to the termination of the Executive’s employment. The parties acknowledge that they are not entering into this Agreement in reliance upon any representation, warranty or undertaking which is not contained or referred to in this Agreement. The terms of this Agreement do not replace or supersede any provision of the Executive’s contract of employment that remains in force after the Termination Date, except where otherwise stated in this Agreement.
17.2No variation of this Agreement shall be binding on either party unless and to the extent that the same is recorded in a written document executed by the parties. No waiver by the Company or any Group Company of any term, provision or condition of this Agreement or of any breach by the Executive of any such term, provision or condition shall be effective unless it is in writing (excluding e-mail) and signed by the Company. No failure to exercise nor any delay in exercising any right or remedy hereunder by the Company or any Group Company shall operate as a waiver thereof or of any other right or remedy hereunder, nor shall any single or partial exercise of any right or remedy by the Company or any Group Company prevent any further or other exercise thereof or the exercise of any other right or remedy.
18.SEVERABILITY
If any provision or part of a provision of this Agreement shall be or become void or unenforceable for any reason, this shall not affect the validity of that provision or any remaining provisions of this Agreement in this or any other jurisdiction and the provision may be severable and if any provision would be treated as valid and effective if part of the wording was deleted, it shall apply with such modifications as necessary to make it valid and effective.
19.COUNTERPARTS
This Agreement may be executed by counterparts which together shall constitute one agreement. Either party may enter into this Agreement by executing a counterpart, which may be executed electronically, and this Agreement shall not take effect until it has been executed by both parties. Delivery of an executed counterpart or a signature page by facsimile or scanned via email shall take effect as delivery of an executed counterpart of this Agreement following which the relevant party shall give the other the original of such page as soon as reasonably practicable thereafter.
20.GOVERNING LAW AND JURISDICTION
20.1This Agreement shall be governed by and construed in accordance with the law of England and Wales save for those obligations which relate to the Executive’s rights and obligations under the Employment Agreement, which shall be subject to Texas law and the dispute resolution provisions set forth in the Employment Agreement, which are incorporated herein by reference.
20.2Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement.
21.VOLUNTARY EXECUTION OF AGREEMENT.
21.1The Executive understands and agrees that the Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of the Executive’s claims against the Group Companies. The Executive acknowledges that: (a) the Executive has read this Agreement; (b) the Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) the Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) the Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) the Executive is fully aware of the legal and binding effect of this Agreement.

IN WITNESS whereof this Agreement has been executed as a deed and delivered on the date first above written.
Signed and Delivered as a deed by            )
DR. THOMAS PETER HORLICK BURKE     )
in the presence of:                    )    /s/ Thomas Burke____________
Witness signature: /s/ Olivia Luna________________
Witness name:    Olivia Luna______________

Signed and Delivered as a deed by            )
……………. For and on behalf of
ENSCO GLOBAL RESOURCES LIMITED     )
in the presence of:                    )    _/s/ John Winton_________
Witness signature:/s/ Anton Dibowitz____
Witness name:     Anton Dibowitz_________

Signed and Delivered as a deed by            )
……………. For and on behalf of
VALARIS LIMITED     )
in the presence of:                    )    _/s/ Anton Dibowitz________
Witness signature: /s/ John Winton________
Witness name:     John Winton_____________

SCHEDULE 1

1Letter from Adviser
[To be typed on the headed notepaper of [the law firm acting for the individual]]
______ 201_
Dear Sirs
Re: [insert name of employer] (the “Company”) and [insert name of employee] (the “Executive”)
We refer to the agreement between the Company and the Executive, our client, dated ______ 201_, a copy of which is attached (the “Settlement Agreement”) and confirm that:
1.    [name of adviser] has given the Executive independent [legal] advice as to the terms and effect of the Settlement Agreement and, in particular, its effect on his ability to pursue his rights before an employment tribunal or court;
2.    [name of adviser] is [a solicitor of the Senior Courts of England and Wales and holds (and held at the time the advice was given) a current practising certificate issued by The Solicitors Regulation Authority;
3.    [firm] holds, and held at the time the advice was given, a current policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Executive in respect of any loss arising in consequence of the advice; and
4.    neither [firm] nor [name of adviser] acted for the Company or any Group Company in relation to the termination of the Executive’s employment with the Company or the Settlement Agreement and we consider [name of adviser] to be an independent adviser for the purposes of section 147 of the Equality Act 2010.
Yours faithfully

[Name of adviser]
for and on behalf of
[firm]